EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Prospectus dated September 28, 2021

1. The following replaces the fifth paragraph under “Investment Objectives, Policies and Risk” in “Prospectus Summary” in the Prospectus:

Ralph H. Hinckley, Jr., Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen are the portfolio managers of the Trust. Mr. Hinckley is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since January 2008. Messrs. McElaney and Sveen and Ms. McDermott are Vice Presidents of Eaton Vance, have been employed by Eaton Vance for more than five years and have been portfolio managers of the Trust since March 2019.

2. The following replaces the fifth paragraph under “The Adviser” in “Management of the Trust” in the Prospectus:

Ralph H. Hinckley, Jr., Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen are the portfolio managers of the Trust. Mr. Hinckley is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since January 2008. Messrs. McElaney and Sveen and Ms. McDermott are Vice Presidents of Eaton Vance, have been employed by Eaton Vance for more than five years and have been portfolio managers of the Trust since March 2019.

March 11, 2022

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Statement of Additional Information dated September 28, 2021

1.	The following replaces the first table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Ralph H. Hinckley, Jr.
Registered Investment Companies	1	$938.1	0	$0
Other Pooled Investment Vehicles	3	$5,920.9	0	$0
Other Accounts	2	$1,110.5	0	$0
Catherine C. McDermott
Registered Investment Companies	8	$5,723.5	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Daniel P. McElaney
Registered Investment Companies	5	$2,713.5	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Andrew N. Sveen
Registered Investment Companies	13	$36,558.5	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0

2.	The following replaces the second table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Ralph H. Hinckley, Jr.	$50,001 - $100,000	$500,001 - $1,000,000
Catherine C. McDermott	None	$500,001 - $1,000,000
Daniel P. McElaney	None	$100,001 - $500,000
Andrew N. Sveen	None	$100,001 - $500,000

March 11, 2022